SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2004

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11860	04-3144936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1370 Dell Ave., Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 866-8300

Item 2. Acquisition or Disposition of Assets

On May 28, 2004, FOCUS Enhancements, Inc. announced that it had completed the acquisition of substantially all of the assets and certain liabilities of Visual Circuits Corporation pursuant to an Agreement and Plan of Reorganization. The transaction was completed pursuant to Section 368(a)(1)(C) of the Internal Revenue Code.

A copy of the press release announcing consummation of the transaction was included as an exhibit to a Form 8-K filed with the Securities and Exchange Commission on June 2, 2004.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)-(b)	Pursuant to Item 7(a)(4) and 7(b)(2) of Form 8-K, the required historical financial statements of Visual Circuits and the pro forma financial information are being filed in this Amendment No. 1.

The audited consolidated financial statements of Visual Circuits for the years ended September 30, 2003 and 2002 were audited by McGladrey & Pullen LLP.

Unaudited pro forma financial information for the year ended December, 31, 2003 and the three month period ended March 31, 2004 were prepared in accordance with Article 11 of Regulation S-X.

INDEX TO VISUAL CIRCUITS FINANCIAL STATEMENTS

The attached financial statements are being provided in conjunction with the presentation under “Unaudited Pro Forma Condensed Combined Financial Information - Proposed Transaction” beginning on page P-1.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Visual Circuits Corporation

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Visual Circuits Corporation as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visual Circuits Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has entered into an agreement with Focus Enhancements, Inc. to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, the Company may continue to pursue liquidation. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MCGLADREY & PULLEN LLP

Minneapolis, Minnesota
October 24, 2003 (February 16, 2004 as to Note 2)

Visual Circuits Corporation

Consolidated Balance Sheets

September 30, 2003 and 2002

	2003	2002
Assets (Note 3)
Current Assets
Cash	$713,431	$2,416,399
Trade accounts receivable, net of allowance of $52,000 in 2003 and $105,000 in 2002 (Note 8)	846,940	672,828
Inventory	236,736	550,435
Prepaid expenses	30,461	110,242

Total current assets	1,827,568	3,749,904
Equipment, at cost, net of accumulated depreciation of $683,166 in 2003 and $449,288 in 2002 (Note 5)	296,188	503,308

	$2,123,756	$4,253,212

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$324,264	$556,967
Current maturities of long-term debt	32,237	42,497
Accrued expenses:
Compensation	129,200	263,348
Warranty	52,038	80,678
Other	70,072	100,506

Total current liabilities	607,811	1,043,996

Long-Term Debt, less current maturities (Note 5)	—	33,758

Commitments (Note 6)
Stockholders’ Equity (Note 7)
Common stock, $0.01 par value; authorized 25,000,000 shares; issued and outstanding 4,976,837 shares	49,768	49,768
Additional paid-in capital	5,642,104	5,642,104
Accumulated deficit	(4,175,927)	(2,516,414)

Total stockholders’ equity	1,515,945	3,175,458

	$2,123,756	$4,253,212

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Consolidated Statements of Operations

Years Ended September 30, 2003 and 2002

	2003	2002
Net sales (Note 8)	$4,420,540	$9,192,051
Cost of goods sold	2,293,147	4,671,176

Gross margin	2,127,393	4,520,875

Operating expense:
Research and development	1,150,064	2,108,164
Selling and marketing	1,243,760	2,535,563
General and administrative (Note 9)	1,436,563	1,712,697

Total operating expense	3,830,387	6,356,424

Operating loss	(1,702,994)	(1,835,549)
Other income (expense):
Interest expense	(2,447)	(7,366)
Interest income	16,324	60,101
Other, net	30,604	(168,750)

Total other income (expense)	44,481	(116,015)

Loss before income taxes	(1,658,513)	(1,951,564)
Federal and state income tax expense (Note 4)	(1,000)	(178,000)

Net loss	$(1,659,513)	$(2,129,564)

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Consolidated Statements of Stockholders’ Equity

Years Ended September 30, 2003 and 2002

	Comprehensive Loss	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Foreign Currency Translation Adjustment	Note Receivable From Stockholder	Total
		Shares	Amount
Balance, September 30, 2001		4,901,912	$49,019	$5,407,438	$(386,850)	$(3,921)	$(7,586)	$5,058,100
Issuance of common stock upon exercise of options		70,000	700	23,620	—	—	—	24,320
Issuance of common stock for services rendered		4,925	49	20,788	—	—	—	20,837
Fair value of nonqualified stock options issued		—	—	117,070	—	—	—	117,070
Tax benefit recognized upon exercise of warrants		—	—	73,188	—	—	—	73,188
Net activity on stockholder note		—	—	—	—	—	7,586	7,586
Net loss	$(2,129,564)	—	—	—	(2,129,564)	—	—	(2,129,564)
Foreign currency translation adjustment	3,921	—	—	—	—	3,921	—	3,921

Comprehensive Loss	$(2,125,643)			—

Balance, September 30, 2002		4,976,837	49,768	5,642,104	(2,516,414)	—	—	3,175,458
Net loss		—	—	—	(1,659,513)	—	—	(1,659,513)

Balance, September 30, 2003		4,976,837	$49,768	$5,642,104	$(4,175,927)	$—	$—	$1,515,945

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Consolidated Statements of Cash Flows

Years Ended September 30, 2003 and 2002

	2003	2002
Cash Flows From Operating Activities
Net loss	$(1,659,513)	$(2,129,564)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	233,883	222,838
Other	—	3,921
Loss on disposal of equipment and write-down of software	749	2,571
Compensation expense related to issuance of stock, stock options and stock warrants issued for services	—	137,907
Changes in current assets and liabilities:
Accounts receivable	(174,112)	1,382,043
Inventory	296,920	150,135
Prepaid expenses and other	79,781	3,529
Income tax receivable	—	665,842
Deferred tax asset	—	125,000
Accounts payable	(232,703)	(329,328)
Accrued expenses	(193,222)	100,540

Net cash (used in) provided by operating activities	(1,648,217)	335,434

Cash Flows From Investing Activities
Purchases of equipment	(10,733)	(191,547)

Net cash used in investing activities	(10,733)	(191,547)

Cash Flows From Financing Activities
Payments on long-term debt	(44,018)	(61,527)
Proceeds from issuance of stock upon exercise of warrants and options	—	24,320
Payments on shareholder note receivable	—	7,586
Tax benefit recognized upon exercise of warrants	—	73,188

Net cash (used in) provided by financing activities	(44,018)	43,567

(Decrease)/Increase in cash	(1,702,968)	187,454

Cash
Beginning of year	2,416,399	2,228,945

End of year	$713,431	$2,416,399

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$2,447	$7,366

See Notes to Consolidated Financial Statements.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business: Visual Circuits Corporation (the Company) is a Minneapolis-based developer of digital media communication products and services used to drive incremental sales, enhance customer experience, facilitate brand development, and increase the effectiveness of training and education programs. Incorporated in 1991, the Company has sold hardware and software solutions that control, distribute and present video, graphics and audio in retail, banking, healthcare, hospitality and entertainment locations around the world. Visual Circuits products range from standard and high-definition video playback circuit boards sold to OEMs to video servers, enterprise class media network control software and network-attached media edge devices. The Company’s engineering efforts continually expand functionality across media types while facilitating integration with third-party display, control and networking products.

Approximate net sales relating to foreign countries were $1,057,000 and $900,000 for the years ended September 30, 2003 and 2002, respectively. Accounts receivable relating to the foreign sales were approximately $150,000 as of September 30, 2003 and 2002.

Principles of consolidation: The consolidated financial statements include the accounts of the Visual Circuits Corporation and its wholly owned French subsidiary, Visual Circuits Europe, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. During 2003, the Company elected to close its French subsidiary (see Note 9).

Revenue recognition: Revenues are recognized upon shipment of the products. Shipping and handling charges billed to customers are included in net sales. Shipping and handling charges incurred by the Company were $32,292 and $73,351 for the years ended September 30, 2003 and 2002, respectively, and are included in selling and marketing expense.

Trade accounts receivable: Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding beyond stated terms. The Company grants trade credit to customers based upon terms established by the Company’s management, which typically range from 30 to 60 days.

Inventory: Inventory is stated at the lower of average cost or market. Inventory consists of the following as of September 30, 2003 and 2002:

	2003	2002
Raw materials	$145,125	$246,597
Work in process	—	5,032
Finished goods	234,611	427,806
Reserve for obsolescence	(143,000)	(129,000)

Net inventory	$236,736	$550,435

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Depreciation: The Company depreciates its equipment using the straight-line method over estimated useful lives of three to five years.

Research and development costs: The Company charges all research and development costs to expense as they are incurred.

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair value.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for temporary differences in deductibility and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates of the Company include the allowance for doubtful accounts, the allowance for obsolete inventory and accrued warranty.

Stock-based compensation: The Company regularly grants options to its employees under various plans as described below. As permitted under accounting principles generally accepted in the United States of America, these grants are accounted for under APB Opinion No. 25 and related interpretations. There was no compensation expense recorded for employee grants for the years ended September 30, 2003 and 2002, as all such options granted had an exercise price that equaled the fair market value.

The Company also grants options and warrants to nonemployees for services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values. There was expense of $117,000 recorded for grants to nonemployees for the year ended September 30, 2002.

Had compensation cost for all of the stock-based compensation options issued been determined based on the fair values at the grant date for awards in 2003 and 2002 consistent with the provisions of Statement No. 123, the Company’s net loss would have been as indicated below:

	Years Ended September 30
	2003	2002
Net loss, as reported	$(1,659,513)	$(2,129,564)
Deduct total stock-based employee compensation expense determined under the fair value – based method for all awards	(176,677)	(172,516)

Net loss, pro forma	$(1,836,190)	$(2,302,080)

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The above pro forma effects on net loss are not likely to be representative of the effects on reported net loss for future years because options vest over several years and additional awards generally are made each year.

The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2002: no dividend yield during the expected life of outstanding options; forfeiture rate of 20 percent; risk-free interest rates of 4.5 percent to 6.1 percent; and expected lives of five to seven years.

Product warranty: The Company provides a standard one-year warranty on all products for the replacement or repair of defective products. The Company also provides extended warranties on some of its products for a period of two to three years. The Company’s warranty policies require the Company to repair or replace defective products at no cost to its customers. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and information received from its customers to assist in determining the appropriate loss reserve levels.

Changes in the Company’s warranty liability are as follows:

	Years Ended September 30
	2003	2002
Balances, beginning of period	$80,678	$48,123
Accruals for products sold	33,000	182,925
Payments made	(33,203)	(150,370)
Changes in estimated warranty reserve	(28,437)	—

Balances, end of period	$52,038	$80,678

Note 2. Liquidity and Management’s Plans

During the years ended September 30, 2003 and 2002, the Company incurred a net loss of approximately $1,659,000 and $2,130,000, respectively. These losses, combined with other activity, resulted in a reduction in working capital of approximately $1,485,000 in 2003 and a working capital balance of $1,221,000 as of September 30, 2003. During 2003, management significantly reduced headcount and other operating expenses to a level that management believes will allow the Company to continue to operate through fiscal 2004. Management has plans that it believes will increase sales in fiscal 2004. Management recognizes that cash requirements in fiscal 2004 may increase as a result of this planned growth. Under a scenario of higher sales, management expects that bank borrowings would be available to help fund operations. Alternatively, in the event of a revenue shortfall, additional expense reductions would be made to reduce cash requirements.

Subsequently, on January 27, 2004, the Company entered into an agreement with Focus Enhancements, Inc. to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, the Company may continue to pursue liquidation. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 3. Bank Financing

The Company has a $700,000 revolving line of credit with a bank. The line of credit is subject to a borrowing base calculation based upon accounts receivable and inventory. Advances issued under the agreement accrue interest at prime (4.0 percent at September 30, 2003) plus 1.5 percent and are secured by substantially all company assets. The line expired in October 2003. There were no borrowings outstanding under the line of credit as of September 30, 2003 or 2002.

Note 4. Income Taxes

The components of the net deferred tax assets at September 30, 2003 and 2002, are as follows:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$1,337,000	$725,000
Research and development credit carryforwards	679,000	461,000
Stock warrants	119,000	119,000
Reserve for obsolete inventory	52,000	47,000
Allowance for doubtful accounts	19,000	38,000
Impairment reserve	—	76,000
Accrued expenses and other	42,000	59,000

Gross deferred tax assets	2,248,000	1,525,000
Deferred tax liability, equipment	(18,000)	(27,000)
Less valuation allowance	(2,230,000)	(1,498,000)

Net deferred tax assets	$—	$—

Income tax expense (benefit) consists of the following at September 30, 2003 and 2002:

	2003	2002
Current	$1,000	$(20,000)
Deferred	—	198,000

	$1,000	$178,000

The Company’s income tax expense (benefit) varied from the taxes computed using the U.S. statutory federal rate as of September 30, 2003 and 2002, as follows:

	2003		2002
U.S. statutory rate applied to loss before taxes	$(564,000)	(34.0)%	$(664,000)	(34.0)%
State income tax, net of federal tax effect	(30,000)	(1.8)%	(45,000)	(2.3)%
Permanent differences	42,000	2.5%	35,000	1.8%
Change in valuation allowance	732,000	44.1%	1,019,000	52.2%
Research and development credits	(218,000)	(13.1)%	(138,000)	(7.1)%
Other	39,000	2.4%	(29,000)	(1.5)%

	$1,000	0.1%	$178,000	9.1%

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 4. Income Taxes (Continued)

The Company has recorded the valuation allowance on its deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The increase in the valuation allowance during 2003 and 2002 was primarily the result of the net operating loss (NOL) carryforward that was generated during those years. The 2002 increase was also affected as a result of a change in the conclusion regarding the need for a valuation allowance relative to $125,000 of deferred tax assets.

Federal net operating loss carryforwards of $3,536,000 are available to the Company for income tax purposes at September 30, 2003, of which $114,000 will expire in 2011, $1,592,000 will expire in 2022 and $1,830,000 will expire in 2023. State net operating loss carryforwards of $2,089,000 are available to the Company for income tax purposes at September 30, 2003, of which $114,000 will expire in 2011, $703,000 will expire in 2016, $608,000 will expire in 2017 and $664,000 will expire in 2018.

The research and development credits are available for federal and state income tax purposes. Of the credits available, $47,000 will expire in 2017, $43,000 will expire in 2018, $35,000 will expire in 2019, $100,000 will expire in 2020, $187,000 will expire in 2021, $171,000 will expire in 2022 and $98,000 will expire in 2023.

Future use of the net operating loss carryforwards and research and development credits could be limited under a provision of the Internal Revenue Code relating to a 50 percent change in control over a three-year period.

Note 5. Long-Term Debt

The Company has a bank loan for the purpose of purchasing equipment with a balance of approximately $32,000 and $76,000 at September 30, 2003 and 2002, respectively. The loan accrues interest at a rate of prime plus 0.5 percent (4.5 percent at September 30, 2003) and is due in monthly installments of $3,826 through June 2004.

Note 6. Operating Lease Commitments

The Company leases its facility from an unrelated party under a noncancelable operating lease agreement, which expires in December 2004. Approximate future required payments under this lease, are as follows:

Fiscal years ending September 30:
2004	$175,000
2005	44,000

$219,000

Total rental expense was approximately $178,000 and $173,000 for the years ended September 30, 2003 and 2002, respectively.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 7. Stockholders’ Equity

Stock option plans: In 1997 the Company introduced a stock option plan (the 1997 Plan), as amended in fiscal year 1999. Options for up to 1,800,000 shares of common stock had been reserved for issuance under the 1997 Plan and could have been granted to employees and directors. As of September 30, 2003, a total of 1,575,745 option shares were issued, and 927,809 were outstanding. A total of 108,000 options have been exercised and 539,936 cancelled. In connection with the creation of the 2000 Plan described below, the 1997 Plan was frozen, and the authorized but unissued shares were transferred to the new 2000 Plan. The options outstanding are not transferable and expire at varying dates not to exceed 10 years from the grant date.

In fiscal 2001 the Company introduced its 2000 stock option plan (the 2000 Plan). Options for up to 857,917 shares of common stock, including 357,917 shares transferred from the 1997 Plan, have been reserved for issuance under the 2000 Plan and may be granted to employees and directors. As of September 30, 2003, a total of 734,946 option shares were issued, and 449,147 were outstanding. No options have been exercised, and 285,799 have been issued and cancelled primarily in connection with employee terminations. As of September 30, 2003, a total of 408,770 remaining option shares are available for future issuance pursuant to the 2000 Plan. The options outstanding are not transferable and expire at varying dates not to exceed 10 years from the grant date.

The Company also at times issues stock options that are approved by the Board of Directors and are not specific to any stock option plan.

Warrants: The Company has 560,877 stock warrants outstanding that are held by various individuals and organizations. A total of 445,877 warrant shares outstanding have been issued to investors. Outstanding investor warrants range from $0.83 to $5.29 per share, all of which will expire by December 2007. The balance of these warrants, a total of 115,000, have been issued to others in exchange for the purchase of software and services rendered. These warrants have an exercise price of $7.20 per share and expire in January 2006.

The Company accounts for options and warrants issued to nonemployees under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and continues to account for options issued to employees using the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Information with respect to stock options and warrants is summarized as follows:

	September 30, 2003			September 30, 2002
	Warrants	Stock Options	Weighted - Average Exercise Price	Warrants	Stock Options	Weighted - Average Exercise Price
Outstanding at beginning of year	590,877	2,864,489	$2.29	589,400	2,328,905	$1.35
Granted	—	159,971	2.00	1,477	1,108,975	3.24
Exercised	—	—	—	—	(70,000)	0.34
Canceled	(30,000)	(837,504)	2.59	—	(503,391)	1.88

Outstanding at end of year	560,877	2,186,956		590,877	2,864,489

Weighted-average fair value per option and warrant granted during the year as computed under SFAS No. 123			$0.54			$0.88

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 7. Stockholders’ Equity (Continued)

The following tables summarize information about stock options and warrants at September 30, 2003 and 2002:

	2003
	Warrants and Options Outstanding			Warrants and Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.50 – $0.83	1,454,166	3.97	$0.70	1,085,196	$0.65
$1.50 – $2.00	368,054	4.24	1.85	206,554	1.75
$3.25 – $4.25	548,586	4.24	3.76	382,630	3.98
$5.29 – $7.20	377,027	2.22	5.87	377,027	5.87

	2,747,833	3.55	$2.17	2,051,407	$2.34

	2002
	Warrants and Options Outstanding			Warrants and Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.50 – $0.83	1,656,393	4.65	$0.69	1,249,623	$0.80
$1.50 – $2.00	238,958	3.55	1.71	207,902	1.74
$3.25 – $4.25	1,182,988	4.42	3.50	617,110	3.68
$5.29 – $7.20	377,027	3.22	5.87	377,027	5.87

	3,455,366	4.07	$2.29	2,451,662	$2.39

Note 8. Major Customers

Net revenues include sales to major customers as follows:

	Sales to Total Net Sales, Years Ended September 30
	2003	2002
Customer A	*	50%
Customer B	14%		*
Customer C	13%		*
Customer D	12%		*

*	Represents less than 10 percent of sales.

As of September 30, 2003 and 2002, the accounts receivable from these customers on the Company’s consolidated balance sheets was approximately $446,000 and $78,000, respectively.

Visual Circuits Corporation

Notes to Consolidated Financial Statements

Note 9. Closing of Subsidiary

During fiscal 2003, the Company closed its French subsidiary. The subsidiary had 2002 revenues of approximately $532,000. The net assets, consisting of inventory and accounts receivable, of the affiliate were written down by approximately $211,000 to reflect the estimated fair value as of September 30, 2002. This write-down was recorded as an impairment loss and is included in operating expense for the year ended September 30, 2002. The actual loss incurred on the closing of this subsidiary did not materially differ from the estimated loss.

Note 10. Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement addresses financial accounting and reporting for obligations associated with mandatory redeemable stock which the issuing company is obligated to buy back for cash or other assets at a specified or determinable date or upon an event that is certain to occur. The statement will be effective for the Company’s fiscal year ending 2005, although the FASB is considering indefinitely deferring certain provisions of the standard. Management does not believe this new accounting standard will have material impact on the financial statements.

Visual Circuits Corporation

Condensed Consolidated Balance Sheets

	March 31, 2004	September 30, 2003
	(Unaudited)
Assets
Current Assets
Cash	$517,910	$713,431
Trade accounts receivable, net of allowance of $33,500 and $52,000 as of March 31, 2004 and September 30, 2003, respectively	655,265	846,940
Inventory	224,609	236,736
Prepaid expenses	43,025	30,461

Total current assets	1,440,809	1,827,568
Equipment, at cost, net of accumulated depreciation of $766,079 as of March 31, 2004 and $683,166 as of September 30, 2003	220,846	296,188

	$1,661,655	$2,123,756

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$553,397	$324,264
Current maturities of long-term debt	9,801	32,237
Accrued expenses:
Compensation	104,773	129,200
Warranty	52,038	52,038
Other	48,384	70,072

Total current liabilities	768,393	607,811

Commitments (Note 4)
Stockholders’ Equity
Common stock, $0.01 par value; authorized 25,000,000 shares; issued and outstanding 4,976,837 shares	49,768	49,768
Additional paid-in capital	5,642,104	5,642,104
Accumulated deficit	(4,798,610)	(4,175,927)

Total stockholders’ equity	893,262	1,515,945

	$1,661,655	$2,123,756

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statements of Operations (unaudited)

	Six Months Ended March 31,
	2004	2003
Net sales	$2,249,478	$2,253,208
Cost of goods sold	1,175,560	1,168,268

Gross margin	1,073,918	1,084,940

Operating expense:
Research and development	483,129	661,535
Selling and marketing	437,496	805,927
General and administrative	786,376	806,609

Total operating expense	1,707,001	2,274,071

Operating loss	(633,083)	(1,189,131)

Other income (expense):
Interest expense	(521)	(879)
Interest income	4,608	11,597
Other, net	6,313	1,605

Total other income (expense)	10,400	12,323

Loss before income taxes	(622,683)	(1,176,808)
Federal and state income tax expense	—	—

Net loss	$(622,683)	$(1,176,808)

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31, 2004	Three Months Ended December 31,
		2003	2002
Net sales	$1,095,995	$1,153,483	$1,228,504
Cost of goods sold	568,764	606,796	634,161

Gross margin	527,231	546,687	594,343

Operating expense:
Research and development	270,415	212,714	376,083
Selling and marketing	250,683	186,813	502,875
General and administrative	478,869	307,507	396,714

Total operating expense	999,967	707,034	1,275,672

Operating loss	(472,736)	(160,347)	(681,329)

Other income (expense):
Interest expense	(198)	(323)	(1,092)
Interest income	2,183	2,425	7,316
Other, net	2,078	4,235	1,715

Total other income (expense)	4,063	6,337	7,939

Loss before income taxes	(468,673)	(154,010)	(673,390)
Federal and state income tax expense	—	—	—

Net loss	$(468,673)	$(154,010)	$(673,390)

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statements of Stockholders’ Equity (unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, September 30, 2003	4,976,837	$49,768	$5,642,104	$(4,175,927)	$1,515,945
Net loss	—	—	—	(154,010)	(154,010)

Balance, December 31, 2003	4,976,837	49,768	5,642,104	(4,329,937)	1,361,935

Net loss	—	—	—	(468,673)	(468,673)

Balance, March 31, 2004	4,976,837	$49,768	$5,642,104	$(4,798,610)	$893,262

See Notes to Condensed Consolidated Financial Statements

Visual Circuits Corporation

Condensed Consolidated Statement of Cash Flows (unaudited)

	For the six months ended March 31,
	2004	2003
Cash Flows From Operating Activities
Net loss	$(622,683)	$(1,176,808)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	82,913	123,310
Changes in current assets and liabilities:
Accounts receivable	191,675	(84,027)
Inventory	12,127	95,891
Prepaid expenses and other	(12,564)	71,390
Accounts payable	229,133	48,324
Accrued expenses	(46,115)	(162,287)

Net cash used in operating activities	(165,514)	(1,084,207)

Cash Flows From Investing Activities
Purchases of equipment	(7,571)	(5,359)

Net cash used in investing activities	(7,571)	(5,359)

Cash Flows From Financing Activities
Payments on long-term debt	(22,436)	(22,066)

Net cash used in financing activities	(22,436)	(22,066)

Decrease in cash	(195,521)	(1,111,632)
Cash
Beginning of period	713,431	2,416,399

End of period	$517,910	$1,304,767

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$522	$892

See Notes to Condensed Consolidated Financial Statements.

Visual Circuits Corporation

Condensed Consolidated Statement of Cash Flows (unaudited)

	For the three months ended March 31, 2004	For the three months ended December 31,
		2003	2002
Cash Flows From Operating Activities
Net loss	$(468,673)	$(154,010)	$(673,390)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	41,456	41,457	62,410
Changes in current assets and liabilities:
Accounts receivable	156,895	34,780	(176,341)
Inventory	52,118	(39,991)	(47,574)
Prepaid expenses and other	23,084	(35,648)	12,103
Accounts payable	2,316	226,817	7,401
Accrued expenses	(27,973)	(18,142)	(97,517)

Net cash provided by (used in) operating activities	(220,777)	55,263	(912,908)

Cash Flows From Investing Activities
Purchases of equipment	(4,995)	(2,576)	(1,082)

Net cash used in investing activities	(4,995)	(2,576)	(1,082)

Cash Flows From Financing Activities
Payments on long-term debt	(11,281)	(11,155)	(10,387)

Net cash used in financing activities	(11,281)	(11,155)	(10,387)

Increase (Decrease) in cash	(237,053)	41,532	(924,377)
Cash
Beginning of period	754,963	713,431	2,416,399

End of period	$517,910	$754,963	$1,492,022

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$198	$324	$480

See Notes to Condensed Consolidated Financial Statements.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1. Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation – Interim Financial Information: The condensed consolidated financial statements of Visual Circuits Corporation (the Company) as of March 31, 2004 and for the six-month periods ended March 31, 2004 and 2003, and the three-month periods ended March 31, 2004 and December 31, 2003 and 2002 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto for the year ended September 30, 2003.

In the opinion of management, the condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position, operating results and cash flows for interim periods presented. The results of operations and cash flows for the six-month periods ended March 31, 2004 and 2003, and the three-month periods ended March 31, 2004 and December 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for any future period.

Principles of consolidation: The consolidated financial statements include the accounts of the Visual Circuits Corporation and its wholly owned French subsidiary, Visual Circuits Europe, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. During 2003, the Company elected to close its French subsidiary.

Revenue recognition: Revenues are recognized upon shipment of the products. Shipping and handling charges billed to customers are included in net sales.

Trade accounts receivable: Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding beyond stated terms. The Company grants trade credit to customers based upon terms established by the Company’s management, which typically range from 30 to 60 days.

Inventory: Inventory is stated at the lower of average cost or market. Inventory consisted of the following as of:

	March 31, 2004	September 30, 2003
Raw materials	$110,362	$145,125
Work in process	—	—
Finished goods	264,377	234,611
Reserve for obsolescence	(150,130)	(143,000)

Net inventory	$224,609	$236,736

Depreciation: The Company depreciates its equipment using the straight-line method over estimated useful lives of three to five years.

Research and development costs: The Company charges all research and development costs to expense as they are incurred.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair value.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for temporary differences in deductibility and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates of the Company include the allowance for doubtful accounts, the allowance for obsolete inventory and accrued warranty.

Stock-based compensation: The Company regularly grants options to its employees under various plans as described below. As permitted under accounting principles generally accepted in the United States of America, these grants are accounted for following APB Opinion No. 25 and related interpretations. There was no compensation expense recorded for employee grants for the six months ended March 31, 2004 and 2003, and the three months ended March 31, 2004 and December 31, 2003 and 2002, as all such options granted had an exercise price that equaled the fair market value.

The Company also grants options and warrants to nonemployees for services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

Had compensation cost for all of the stock-based compensation options issued been determined based on the fair values at the grant date for awards consistent with the provisions of Statement No. 123, the Company’s net loss would have been as indicate below:

	Six Months Ended March 31,		Three Months Ended March 31, 2004	Three Months Ended December 31,
	2004	2003		2003	2002
Net loss, as reported	$(622,683)	$(1,176,808)	$(468,673)	$(154,010)	$(673,390)
Deduct total stock-based employee compensation expense determined under the fair value-based method for all awards	(88,340)	(88,340)	(44,170)	(44,170)	(44,170)

Net loss, pro forma	$(711,023)	$(1,265,148)	$(512,843)	$(198,180)	$(717,560)

The above pro forma effects on net loss are not likely to be representative of the effects on reported net loss for future periods because options vest over several years and additional awards generally are made each year.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Product warranty: The Company provides a standard one-year warranty on all products for the replacement or repair of defective products. The Company also provides extended warranties on some of its products for a period of two to three years. The Company’s warranty policies require the Company to repair or replace defective products at no cost to its customers. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and information received from its customers to assist in determining the appropriate loss reserve levels.

Changes in the Company’s warranty liability are as follows:

Warranty
Balance September 30, 2003	$52,038
Accruals for products	18,910
Payments made	(18,910)

Balance December 31, 2003	$52,038

Accruals for products	26,283
Payments made	(26,283)

Balance March 31, 2004	$52,038

Note 2. Liquidity and Management’s Plans

During the six months ended March 31, 2004 and the years ended September 30, 2003 and 2002, the Company incurred a net loss of approximately $623,000, $1,659,000 and $2,130,000, respectively. These losses, combined with other activity, resulted in a reduction in working capital of approximately $1,485,000 and $547,000 for the year ended September 30, 2003 and the six months ended March 31, 2004, and a working capital balance of $1,220,000 and $672,000 as of September 30, 2003 and March 31, 2004, respectively. During 2003, management significantly reduced headcount and other operating expenses to a level that management believes will allow the Company to continue to operate through fiscal 2004. Management has plans that it believes will increase sales in fiscal 2004. Management recognizes that cash requirements in fiscal 2004 may increase as a result of this planned growth. Under a scenario of higher sales, management expects that bank borrowings would be available to help fund operations. Alternatively, in the event of a revenue shortfall, additional expense reductions would be made to reduce cash requirements.

Subsequently, on January 27, 2004, the Company entered into an agreement with Focus Enhancements, Inc. to sell substantially all of its assets and to liquidate, subject to stockholder approval. In the event that the agreement is not consummated or approved by the stockholders, the Company may continue to pursue liquidation. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. On May 28, 2004, the Company’s stockholders approved the agreement, and the acquisition by Focus Enhancements was consummated.

Note 3. Bank Financing

The Company had a $700,000 revolving line of credit with a bank. The Company allowed the line of credit to expire in October 2003. There were no borrowings outstanding under the line as of September 30, 2003.

Note 4. Long-Term Debt

The Company has a bank loan for the purpose of purchasing equipment with a balance of approximately $10,000 and $32,000 at March 31, 2004 and September 30, 2003, respectively. The loan accrues interest at a rate of prime plus 0.5 percent (4.5 percent at March 31, 2004) and is due in monthly installments of $3,826 through June 2004.

Visual Circuits Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited)

Summary of Certain Contractual Obligations

The Company leases its facility from an unrelated party under a noncancelable operating lease agreement, which expires in December 2004. Approximate future required payments under this lease, subsequent to March 31, 2004, are as follows:

	Amount of Commitment Expiration Per Period
	Total	Less Than 1 year	2-3 Years	4-5 Years	After 5 Years
Operating lease	$133,200	$133,200	—	—	—

Note 5. Major Customers

Net sales include sales to major customers as follows:

	Sales to Total Net Sales
	Six Months Ended March 31,		Three Months Ended March 31, 2004	Three Months Ended December 31,
	2004	2003		2003	2002
Customer A	19.3%	16.4%	17.8%	20.8%	30.0%
Customer B	14.9%	13.2%	11.1%	16.0%		*

*	Represents less than 10 percent of sales

As of March 31, 2004, three customers represented 14.9%, 11.4% and 10.6%, respectively of the Company’s accounts receivable balance. Combined, these three customers accounted for approximately 36.9% of the Company’s accounts receivable balance.

Note 6. Recently Issued Accounting Standards

The FASB issued FIN 46, Consolidation of Variable Interest Entities in January 2003, and a revised interpretation of FIN 46 (“FIN 46-R”) in December 2003. FIN 46, as modified by FIN 46-R, requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. The adoption of FIN 46, as modified by FIN 46-R, did not have an impact on the Company’s financial position or results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION – ACQUISITION OF

VISUAL CIRCUITS CORPORATION

Overview

On May 28, 2004, Focus acquired certain assets and assumed certain liabilities of Visual Circuits. The total estimated purchase price of $9.2 million includes consideration of 3.8 million shares of Focus voting common stock valued at approximately $8.7 million and estimated direct transaction costs of $450,000. Direct transaction costs include financial advisory, legal and accounting fees and other direct transaction costs. The allocation of the aggregate purchase price of approximately $9.2 million will be finalized following receipt of the closing balance sheet of Visual Circuits and a final independent appraisal of certain intangible assets of Visual Circuits.

The accompanying unaudited pro forma combined condensed consolidated balance sheet gives effect to the acquisition of Visual Circuits’ assets by Focus as if such transaction occurred on March 31, 2004. Unaudited pro forma combined condensed balance sheet combines the consolidated balance sheets of Focus and of Visual Circuits as of March 31, 2004.

The accompanying unaudited pro forma combined condensed consolidated statements of operations present the results of operations of Focus for the year ended December 31, 2003 and the three-month period ended March 31, 2004, combined with the statement of operations of Visual Circuits for the twelve-month period ended December 31, 2003 and the three-month period ended March 31, 2004. The unaudited pro forma combined condensed unaudited consolidated statements of operations give effect to this acquisition as if it had occurred as of January 1, 2003. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of Focus and Visual Circuits, which are included or incorporated herein by reference. The pro forma adjustments are preliminary and based on management’s estimates and a preliminary valuation of the intangible assets acquired.

The unaudited pro forma combined condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies. There can be no assurance that Focus and Visual Circuits will not incur additional charges related to the Reorganization or that management will be successful in its effort to integrate the operations of the two companies.

The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Focus and Visual Circuits, which are either included or incorporated in this joint proxy statement/prospectus by reference.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2004

(in thousands)

(Unaudited)

	Focus Actual	Visual Actual	Pro Forma Adjustments		Pro Forma Combined
Assets

Current assets:
Cash and cash equivalents	$2,701	$518	$—		$3,219
Accounts receivable, net	1,659	655	—		2,314
Inventories	3,206	225	—		3,431
Prepaid expenses and other current assets	305	43	—		348

Total current assets	7,871	1,441	—		9,312

Property and equipment, net	182	221	—		403
Intangible assets, net	1,362	—	1,000	(A)	2,362
Other assets	246	—	—		246
Goodwill	5,854	—	7,070	(A)	12,924

Total assets	$15,515	$1,662	$8,070		$25,247

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,930	$553	$—		$2,483
Accrued liabilities	1,499	205	450	(B)	2,154
Current portion of long-term debt	31	10	—		41
Borrowings under line of credit	453	—	—		453
Loan payable	251	—	—		251

Total current liabilities	4,164	768	450		5,382

Long-term debt	196	—	—		196

Total liabilities	4,360	768	450		5,578

Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	459	50	(12	) (C,D)	497
Additional paid-in capital	77,154	5,642	3,034	(E,F)	85,830
Accumulated deficit	(64,610)	(4,798)	4,598	(G,H)	(64,810)
Cumulative foreign currency translation adjustments	(1)	—	—		(1)
Notes receivable from related parties	(1,097)	—	—		(1,097)
Treasury stock	(750)	—	—		(750)

Total shareholders’ equity	11,155	894	7,620		19,669

Total liabilities and shareholders’ equity	$15,515	$1,662	$8,070		$25,247

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated

Statement of Operations

For the year ended December 31, 2003

(in thousands, except per share data)

(Unaudited)

	Focus Actual	Visual Actual	Pro forma Adjustments		Pro forma Combined
Net revenues	$26,575	$4,346	$—		$30,921
Cost of goods sold	17,428	2,266	250	(I)	19,944

Gross profit	9,147	2,080	(250)		10,977

Operating expenses:
Sales, marketing and support	4,313	928	—		5,241
General and administrative	1,751	1,347	—		3,098
Research and development	4,277	987	—		5,264
Amortization	577	—	—		577
Restructuring recovery	(29)	—	—		(29)

Total operating expenses	10,889	3,262	—		14,151

Loss from operations	(1,742)	(1,182)	(250)		(3,174)
Interest income (expense), net	(193)	10	—		(183)
Other income, net	239	34	—		273

Loss before income taxes	(1,696)	(1,138)	(250)		(3,084)
Income tax expense	2	1	—		3

Net Loss	$(1,698)	$(1,139)	$(250)		$(3,087)

Basic and diluted net loss per share	$(0.04)				$(0.07)

Number of shares used in basic and diluted computation	39,121		3,805	(J)	42,926

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For the three months ended March 31, 2004

(in thousands, except per share data)

(Unaudited)

	Focus Actual	Visual Actual	Pro forma Adjustments		Pro forma Combined
Net revenues	$4,094	$1,096	$—		$5,190
Cost of goods sold	2,762	569	63	(I)	3,394

Gross profit	1,332	527	(63)		1,796

Operating expenses:
Sales, marketing and support	1,054	251	—		1,305
General and administrative	557	479	—		1,036
Research and development	1,106	270	—		1,376
Amortization	164	—	—		164

Total operating expenses	2,881	1,000	—		3,881

Loss from operations	(1,549)	(473)	(63)		(2,085)
Interest income (expense), net	(46)	2	—		(44)
Other income, net	6	2	—		8

Loss before income taxes	(1,589)	(469)	(63)		(2,121)
Income tax expense	—	—	—		—

Net loss	$(1,589)	$(469)	$(63)		$(2,121)

Basic and diluted net loss per share	$(0.04)				$(0.05)

Number of shares used in basic and diluted computation	42,905		3,805	(J)	46,710

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF FOCUS AND VISUAL

1. Basis of Pro Forma Presentation

On May 28, 2004, Focus acquired certain assets and assumed certain liabilities of Visual Circuits. The total purchase price of $9.1 million included consideration of approximately 3.8 million shares of Focus voting common stock, valued at approximately $8.7 million and estimated direct transaction costs of $450,000.

The average market price per share of Focus voting common stock of $2.29 is based on the average closing price for a range of trading days (January 23, 2004 through February 2, 2004) around the announcement date (January 28, 2004) of the Reorganization Agreement. The estimated direct transaction expenses of $450,000, have been included as a part of the total estimated purchase cost.

The total purchase cost of the Visual Circuits’ transaction is estimated as follows (in thousands):

Value of common shares issued	$8,714
Estimated transaction costs and expenses	450

Total purchase cost	$9,164

The purchase price allocation, which is preliminary and therefore subject to change based on Visual Circuits final analysis, is as follows (in thousands):

	Amount	Annual Amortization	Useful lives
Purchase Price Allocation:
Tangible Assets	$1,662	n/a	n/a
Intangible assets acquired:
Core/developed technology	1,000	$250	4 years
Goodwill	7,070	n/a	n/a
In-process research and development	200	n/a	n/a
Other liabilities	(768)	n/a	n/a

Net estimated purchase price allocation	$9,164	$250

The tangible net assets acquired represent the historical net assets of Visual Circuits’ business as of March 31, 2004. As required under purchase accounting, the assets and liabilities of Visual Circuits have been adjusted to fair value. No adjustments were recorded for tangible net assets acquired as the book value for such net assets was deemed to approximate fair value.

Focus performed an allocation of the total purchase price of Visual Circuits to its individual assets acquired and liabilities assumed. Of the total purchase price, $200,000 has been preliminarily allocated to in-process research and development (“IPRD”) and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the IPRD attributed to the Visual Circuits transaction has been excluded from the pro forma statements of operations. However, it is reflected in the pro forma balance sheet as an increase in accumulated deficit.

In addition to the value assigned to the IPRD projects, Visual Circuits’ tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable intangible asset includes core/developed technology.

A portion of the purchase price has been allocated to developed technology and IPRD. Developed technology and IPRD were identified and valued through interviews, analysis of data provided by the Visual Circuits business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of four years.

Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which will be expensed upon the consummation of the Reorganization Agreement. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

•	Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, and include costs to complete to bring in-process projects to technological feasibility.

The estimated revenue is based on projections of Visual Circuits’ business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by Visual Circuits’ business and its competitors.

Projected gross margins and operating expenses approximate the Visual Circuits’ business recent historical levels.

•	Discount rate. The discount rate employed in valuing the developed, core and in process technologies range from 20% to 40% and are consistent with the implied transaction discount rate. A higher discount rate was used in valuing the IPRD, due to inherent uncertainties surrounding the successful development of the IPRD, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances, which could potentially impact the estimates described above.

•	Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 90%.

If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.

2. Pro Forma Adjustments

The Focus Unaudited Pro Forma Combined Condensed Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of Visual Circuits based on their respective fair values and to amortization of the fair value over the respective useful lives. The pro forma combined provision (benefit) for income taxes does not represent the amounts that would have resulted had Focus and Visual Circuits filed consolidated income tax returns during the periods presented. The following pro forma adjustments have been made to the unaudited pro forma combined condensed consolidated financial statements:

(A)	To record the estimated fair value of intangible assets as described in Note 1. Includes the following:

Core/developed technology	$1,000,000
Goodwill	7,070,000

$8,070,000

(B)	To reflect estimated direct transaction expenses of $450,000, consisting of estimated financial advisory, legal and accounting fees and other direct transaction costs.

(C)	To eliminate the $50,000 historical common stock account of Visual Circuits.

(D)	To record the anticipated value of 3.8 million shares of Focus’ common stock with par value of $0.01 per share.

(E)	To eliminate the historical additional paid in capital account of Visual Circuits.

(F)	To record the anticipated value of 3.8 million shares of Focus’ common stock valued at approximately $8.7 million (reduced by the par value of such stock of $38,000).

(G)	To eliminate the historical accumulated deficit account of Visual Circuits.

(H)	To record the in-process research and development of $200,000, which is treated as an expense and therefore increases the accumulated deficit. This amount may change materially based on the final fair value as determined as of the date of completion of the proposed Reorganization and will be charged to operating results of Focus in the quarter the Reorganization is completed.

(I)	To record the amortization of identifiable intangible assets related to the acquisition of Visual Circuits as if the transaction occurred January 1, 2003. Focus has not completed the valuation of the actual intangible assets to be acquired. When completed certain amounts identified as intangible assets may be amortized over a period other than the four-year period represented in the pro forma statement of operations. The number of shares issued to Visual Circuits shareholders is based on the Reorganization Agreement, while the fair value per share is based upon the trading range mentioned above.

(J)	To reflect the issuance of approximately 3.8 million shares of Focus stock to Visual Circuits’ shareholders. This amount is based on the total consideration of approximately $8.7 million divided by the average closing price of Focus’ common stock of $2.29 for a range of trading days (January 23, 2004 through February 2, 2004) around the announcement date (January 28, 2004) of the Reorganization Agreement. The number of shares issued to Visual Circuits’ shareholders is based on the Reorganization Agreement. The fair value per share is based upon the trading range above.

Deferred tax assets totaling approximately $400,000 associated with non-goodwill intangibles was recorded but was offset completely by a $400,000 increase in the valuation allowance against deferred tax assets.

3. Pro Forma Net Loss Per Share

The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma Focus voting common stock outstanding during each period plus the shares assumed to be issued in exchange for substantially all the assets of Visual Circuits. Dilutive securities are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

4. Stockholders’ Equity

On March 19, 2004, Mr. Carl Berg, a director of Focus, converted his approximately $4.5 million of debt and accrued interest into Focus’ preferred and common stock on conversion terms agreed to more than two years ago. This conversion resulted in the issuance of 2,173,193 shares of Focus’ common stock and 840 shares of Focus’ Series B preferred stock and 417 shares of Focus’ Series C preferred stock, that are convertible in to an additional 840,000 and 417,000 shares of Focus’ voting common stock, respectively. Following the conversion, Mr. Berg owned approximately 11% of Focus’ outstanding equity.

5. Subsequent Event

On April 14, 2004, Focus completed a private placement to sell approximately 3.9 million shares of its common stock to third party investors, receiving proceeds of approximately $5.2 million, net of offering costs of approximately $400,000. The shares were issued at $1.45 per share, an approximate 11% discount to the closing price of Focus’ common stock on April 5, 2004. In connection with the private placement, Focus issued warrants to the investors and to a placement agent to purchase a total of approximately 940,000 shares of common stock at an exercise price of $2.00 per share. No compensation expense was recorded given that the warrants were issued in connection with the issuance of common stock.

The private placement described above is not included in the pro-forma financial statements at March 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS ENHANCEMENTS, INC.

Date: July 20, 2004	By:	/s/ Gary Williams
	Name:	Gary Williams
	Title:	VP of Finance and CFO